Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-153632 of our report dated September 23, 2008, except for Note 20, paragraphs one and two as to which the dates are October 6, 2008 and January 16, 2009, respectively, relating to the consolidated financial statements of Rosetta Stone Inc. and subsidiaries as of December 31, 2006 and for the period from January 4, 2006 through December 31, 2006 and as of and for the year ended December 31, 2007, and the consolidated financial statements of Fairfield & Sons, Ltd. and subsidiary for the year ended December 31, 2005 and for the period from January 1, 2006 through January 4, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (“FIN No. 48”)), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

January 21, 2009